AMENDMENT NO. 5
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     This Amendment dated as of July 1, 2012, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to decrease the per class charge from $10,000 to $5,000;
     NOW, THEREFORE, the parties agree that;
     1.   Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT OF
AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Portfolios	Effective Date of Agreement
Invesco High Income Municipal Fund	July 1, 2006
Invesco Tax-Exempt Cash Fund	July 1, 2006
Invesco Tax-Free Intermediate Fund	July 1, 2006
Invesco Van Kampen High Yield Municipal Fund	February 12, 2010
Invesco Van Kampen Intermediate Term Municipal Income Fund	February 12, 2010
Invesco Van Kampen Municipal Income Fund	February 12, 2010
Invesco Van Kampen New York Tax Free Income Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM TAX-EXEMPT FUNDS
(INVESCO TAX-EXEMPT FUNDS)

Attest:	/s/ Peter Davidson	By:	/s./ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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